Free Writing Prospectus
Filed pursuant to Rule 433
Dated August 10, 2015
Registration Statement No. 333-202562-01
Relating to
Preliminary Prospectus Supplement Dated August 10, 2015 and
Prospectus dated March 6, 2015

$500,000,000 2.500% NOTES DUE 2020

Issuer:	Simon Property Group, L.P.
Legal Format:	SEC Registered
Size:	$500,000,000
Maturity Date:	September 1, 2020
Coupon (Interest Rate): Interest Payment Dates:	2.500% per annum March 1 and September 1, commencing March 1, 2016
Benchmark Treasury:	1.625% due July 31, 2020
Benchmark Treasury Price and Yield:	100-2 // 1.612%
Spread to Benchmark Treasury:	90 basis points
Yield to Maturity:	2.512%
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call prior to June 1, 2020 based on U.S. Treasury + 0.15% (15 basis points) or at par on or after June 1, 2020
Initial Price to Public:	99.943% plus accrued interest from August 17, 2015 if settlement occurs after that date
Settlement Date:	T+5; August 17, 2015
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	828807 CU9 / US828807CU92
Joint Book-Running Managers:	Citigroup Global Markets Inc. RBC Capital Markets, LLC UBS Securities LLC
Co-Managers:	BB&T Capital Markets BNY Mellon Capital Markets, LLC Regions Securities LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

This communication is intended for the sole use of the person to whom it is provided by the issuer.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you make a decision to invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or UBS Securities LLC toll-free at 1-888-827-7275.